UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2006

MediCor Ltd.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50442	14-1871462
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

4560 South Decatur Boulevard, Suite 300, Las Vegas, NV 89103

(Address of Principal Executive Offices)

(702) 932-4560

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                                             Completion of Acquisition or Disposition of Assets

On Friday, April 28, 2006, MediCor Ltd., through its wholly owned subsidiary, Biosil UK Limited, completed the acquisition of privately owned United Kingdom based breast implant manufacturer Biosil Limited and related supplier Nagor Limited, pursuant to an Agreement for the Sale and Purchase of the Shares of Biosil Limited and Nagor Limited dated September 13, 2005. The combined purchase price for both companies was £20 million plus 2.64 million shares of MediCor common stock. The Company paid £13 million in cash at closing from funds available as part of a recently obtained $50 million senior secured convertible note offering. In conjunction with the transaction, the Company and each of the sellers, Mr. Gordon Evans, Mrs. Jessie Anne Evans, Mr. John A. Alsop and Mr. Joseph S. Gallagher, entered into Put and Call Option Agreements and a Registration Rights Agreement. Copies of these agreements are attached hereto as exhibits and the Agreement for the Sale and Purchase of the Shares is incorporated by reference as an exhibit hereto. The terms of the acquisition were determined on the basis of arm’s-length negotiations and at values that the Company believes are below the values associated with comparable medical device companies.

Previous to, and apart from, the acquisition, MediCor, through its MediCor Aesthetics subsidiary, owned the distribution rights to sell Biosil manufactured saline-filled breast implants in the United States, subject to United States Food and Drug Administration approval, and in Canada. Other than with respect to these distribution rights and the transaction above, neither the Company nor, to the Company’s knowledge, any affiliates of the Company, or any director or officer of the Company, or any associate of such director or officer, has a material relationship with Biosil Limited, Nagor Limited or any of the sellers.

Biosil manufactures and Nagor markets, a full range of breast implants for the aesthetic, plastic and reconstructive surgery markets, including silicone gel- and saline-filled breast implants, including both round and anatomical shapes and smooth or unique micro-textured surfaces. Biosil also manufactures a range of other silicone devices, including tissue expanders, testicular implants, gluteal implants, calf implants, facial implants and a range of scar management products. Biosil has also developed innovative products within the anesthesia and colorectal disciplines. Nagor employs 30 people and supplies the breast implant and associated products manufactured by Biosil to customers in approximately 60 countries throughout Europe, Asia, Oceania, Mexico, Central and South America and Africa. Biosil employs approximately 90 people in its two ISO-certified manufacturing facilities, both of which have additional production capacity, thus enhancing MediCor’s ability to meet increased product demand and support new product introductions.

The foregoing summary of the Agreement for the Sale and Purchase of the Shares of Biosil Limited and Nagor Limited and the transactions contemplated thereby is qualified in its entirety by the complete text of the agreement which is incorporated by reference as an exhibit hereto, and is not intended to provide any other factual information about the Company. Such information can be found in the filings the Company makes with the Securities and

Exchange Commission, which are available without charge at www.sec.gov and in the Investors section of the Company’s website at www.medicorltd.com.

Item 9.01                                                                                             Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description

2.1

Agreement for the Sale and Purchase of the Shares of Biosil Limited and Nagor Limited dated September 13, 2005 among MediCor Ltd., Gordon Evans, Jessie Anne Evans, John A. Alsop, and Joseph S. Gallagher, incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K/A filed September 19, 2005.

10.1	Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and Gordon Evans

10.2	Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and Jessie Anne Evans

10.3	Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and John A. Alsop

10.4	Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and Joseph S. Gallagher

10.5	Registration Rights Agreement dated April 28, 2006 between MediCor Ltd. and Gordon Evans, Jessie Anne Evans, John A. Alsop and Joseph S. Gallagher

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICOR, LTD.

By:	/s/ Theodore R Maloney
Name: Theodore R. Maloney
Title: Chief Executive Officer

Dated: May 4, 2006